EXHIBIT 99.1.

Westport Energy Holdings Inc. Announces

Effectiveness of Name Change, Reverse Split &

Reduction of Authorized Shares

Company’s Common Stock is Now DTC Eligible &

DTC has Resumed Book-Entry Services

Princeton, NJ, November 30, 2012 – Westport Energy Holdings Inc. (f/k/a Carbonics Capital Corporation) (OTC Pink Sheets: CICS) announced today that its name change to “Westport Energy Holdings Inc.”, its 1-for-5,000 reverse stock split and the reduction in its authorized common shares from 10,000,000,000 to 2,000,000,000, which actions were previously approved by the stockholders, became effective on November 29, 2012.

Based upon communications from FINRA, the Company expects the corporate actions to be effective in the market on Monday, December 3, 2012. Commencing on the effective date, the Company’s common shares will trade under the ticker symbol “CICSD” for twenty (20) business days, after which the “D” will be removed from the ticker symbol. The Company is also working with FINRA to obtain a new ticker symbol that will be more consistent with the Company’s new name. The Company expects the new ticker to become effective within 30-45 days after the effective date.

With the completion of the reverse split, the Company currently has 575,862 common shares outstanding, which shares are now also DTC eligible. After extensive discussions with DTC led by the Company’s attorney, Laura Anthony of Legal & Compliance, LLC (www.legalandcompliance.com), DTC agreed to lift a “Global Lock” on the Company’s common stock that previously caused a suspension of depository and book-entry transfer services at DTC. As a result of the lifting of the “Global Lock,” DTC has now resumed full book entry services for the Company’s common stock.

About Westport Energy Holdings Inc.

Westport Energy Holdings Inc., acting through its wholly-owned subsidiary Westport Energy LLC, is an exploration stage company engaged in exploration for coalbed methane in the Coos Bay region of Oregon. Westport Energy LLC, holds leases to various prospective coalbed methane lands in the Coos Bay Basin.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Westport Energy Holdings Inc.

Investor Relations

T: (609) 498-7029